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                                                                   Exhibit 10.12

                         APEX SILVER MINES CORPORATION
                         1700 Lincoln Street Suite 3050
                             Denver, Colorado 80203
                                 (303) 839-5060
                              (303)  839-5907 Fax



                              January 21, 1997



Mr. Douglas M. Smith, Jr.
358 Greystone Road
Evergreen, Colorado 80439

Dear Doug:

     Further to our discussions, this letter is to offer you the position of Vice President Exploration of Apex Silver Mines Corporation based in Denver, reporting to me. Your starting base salary will be $120,000 with fringe benefits as outlined in the attached. You will be entitled to four weeks annual vacation.

     As I indicated to you, a stock option plan is also part of your package and I believe it is important to your expectations and consideration of this offer. You will be eligible to participate in the company's stock option plan. You will receive approximately $250,000 of stock of Apex Silver Mines Limited. The price of Apex's stock is based on the value of the company (US$160 million) as was determined by the recent successful completion of our private placement. You will commence vesting in these options immediately upon joining the company and will vest at the rate of 25 percent per year.

     In addition to the above and the health and life insurance plans attached, the company will be considering a bonus plan in the near future.

     Your prime responsibilities will be as follows:

     . Visit and evaluate all Apex Silver Mines' exploration activities and programs world-wide and advise local and corporate management.

     . Visit and monitor all Apex Silver Mines' geologists providing them with intellectual support and guidance, coaching and council. In so doing you are expected to set high standards and provide an example of professionalism.

     . Respond to calls from the various satellite corporate offices to provide trouble shooting and other forms of exploration and geological assistance as needed.
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Mr. Douglas M. Smith, Jr.
January 21, 1997
Page 2




     . Participate in corporate planning and propose strategies to optimize the outcome of all exploration activities.

     . Participate in the planning and guidance of all the field sampling and drilling programs and estimating methodology and activities pursued in the development of mineral resource determinations.

     . Participate in corporate presentations to bankers and investors, sharing this role with Larry Buchanan.

     Your reporting framework will be "solid" line to me and "dotted" line to the senior geologists working in and for the Apex satellite organizations, per the attached organization chart. However, whilst we observe this organization, we encourage a free flow of information, and development and use of strong networks throughout the organization. We require only that superiors should be kept informed so as to minimize surprises. Proper protocol should also be observed when entering and leaving an Apex satellite domain ensuring that its CEO is well informed of your activities, council, and recommendations.

     Further to our discussion, Laity Buchanan will be semi-retiring to become our Executive Geological Consultant ("Guru"). He expects to spend initially approximately half of his time monitoring and advising the on-going exploration and geological activities. It is important that you are willing and comfortable in embracing him in this role as he is highly regarded at all levels in the company and by its investors.

     You are expected to provide your own transportation from you home to your office in Denver. Business travel will be provided by the company with economy domestic fares and business class fares for all international flights.

     Business communications expenses will be reimbursed by the company. You will be expected to maintain a fax machine or equivalent at home.

     Being a member of a small executive group based in Denver, it is important that we have confidence in each other and have good "chemistry" in our relations. We all felt comfortable with you in our meetings which should give you comfort in your deliberations.

     The matter of confidentiality of data and intellectual property is particularly important in the role you would play during and after employment with Apex Silver Mines Corporation. I know that you are familiar with this issue and therefore expect that you will accept the industry standards of behavior in this regard. Specifically you must treat all sensitive and valuable Apex information and intellectual property that is not in the public domain during and for at least two




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Mr. Douglas M. Smith, Jr.
January 21, 1997
Page 3



years after terminating your employment with Apex as confidential. Your signature below will indicate your acceptance of this confidentiality requirement.

     I ask that you give us your decision by January 24, 1997. Should you have any further issues or questions, please call me and we will discuss them.

     I look forward to the prospect of you joining our team.

                              Sincerely,

                              /s/ Keith R. Hulley
                              --------------------

                              Keith R. Hulley
                              Chief Operating Officer

KRH:po

Attachments


     I agree to the above   /s/ Douglas M. Smith, Jr.         January 23, 1997
                            -------------------------         ----------------
                             Douglas M. Smith, Jr.                   Date







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